UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 2, 2021

EASTSIDE DISTILLING, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38182	20-3937596
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8911 NE Marx Dr, Suite A2,

Portland, Oregon 97220

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (971) 888-4264

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Common Stock, $0.0001 par value	EAST	The Nasdaq Stock Market LLC
(Title of Each Class)	(Trading Symbol)	(Name of Each Exchange on Which Registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (CFR §240.12b-2 of this chapter). Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On February 2, 2021, Redneck Riviera Whiskey Co., LLC (“RRWC”), a wholly-owned subsidiary of Eastside Distilling, Inc. (“Eastside” or the “registrant”) entered into that certain Termination and Inventory Purchase Agreement (the “Termination Agreement”) dated as of February 2, 2021 with Redneck Spirits Group LLC (“RSG”), pursuant to which, on February 5, 2021, RRWC sold all of its inventory of Redneck Riviera, Granny Rich, and Howdy Dew distilled spirits products, including finished goods, raw materials, and barrel inventory, as well as all assignable certificates of label approval/exemption, branding, permits, and registrations relating thereto, for Four Million Seven Hundred Twenty Thousand Six Hundred Sixty One dollars ($4,720,661), subject to adjustment as set forth in the Termination Agreement. In addition, Eastside terminated that certain Amended and Restated License Agreement (the “License Agreement”) dated May 31, 2018 by and among Eastside, RRWC, Rich Marks, LLC, and John D. Rich TISA Trust U/A/D March 27, 2018, Dwight P. Miles, Trustee in exchange for Three Million dollars ($3,000,000). In connection with the Termination Agreement, we entered into that certain Supplier Agreement (the “Supplier Agreement”) dated as of February 2, 2021 with RSG, pursuant to which we agreed to produce certain products, or “skus”, and perform specified services for RSG for a six (6) month period on the terms and conditions set forth in the Supplier Agreement.

The Termination Agreement and the Supplier Agreement contain representations, warranties, and covenants by the parties that are customary for a transaction of this nature.

The Termination Agreement and the Supplier Agreement (collectively, the “Agreements”) are attached hereto as Exhibits 1.1 and 1.2, respectively, and are incorporated herein by reference. The foregoing description of the Agreements has been included to provide investors with information regarding their terms and is qualified in its entirety by reference to the full text of the Agreements. It is not intended to provide any other factual information about Eastside, RRWC, or RSG. The Agreement contains representations and warranties by each of the parties to the Agreements, which were made only for purposes of the Agreements and as of specified dates. The representations, warranties, and covenants in the Agreements were the product of negotiations among the parties and made solely for the benefit of the parties to the Agreements, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures provided in a separate disclosure letter delivered concurrently with the execution of the Agreements and made for the purposes of allocating contractual risk between the parties to the Agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Eastside, RRWC, or RSG or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the Agreements, which subsequent information may or may not be fully reflected in Eastside’s public disclosures.

Item 1.02 Termination of a Material Definitive Agreement

As set forth in Item 1.01 above, on February 2, 2021, Eastside and RRWC terminated the License Agreement with Rich Marks, LLC, and John D. Rich TISA Trust U/A/D March 27, 2018, Dwight P. Miles, Trustee by mutual consent of the parties thereto. Neither Eastside nor RRWC incurred any early termination penalties as a result of the termination of the License Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets

As set forth in Item 1.01 above, on February 5, 2021, RRWC, a wholly-owned subsidiary of Eastside, sold to RSG all of its inventory of Redneck Riviera, Granny Rich, and Howdy Dew distilled spirits products, including finished goods, raw materials, and barrel inventory, as well as all assignable certificates of label approval/exemption, branding, permits, and registrations relating thereto.

Item 7.01 Regulation FD Disclosure.

On February 8, 2021, Eastside issued a press release announcing the transactions contemplated by the Agreements. The text of the press release is furnished as Exhibit 99.1 to this current report.

The information in this Item 7.01 and Exhibit 99.1 hereto shall not be deemed “filed” for the purposes of or otherwise subject to the liabilities under Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless expressly incorporated into a filing of Eastside under the Securities Act of 1933, as amended, or the Exchange Act, the information contained in this Item 7.01 and Exhibit 99.1 hereto shall not be incorporated by reference into any filing of the registrant, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

1.1	Termination and Inventory Purchase Agreement dated as of February 2, 2021 by and between Redneck Riviera Whiskey Co., LLC and Redneck Spirits Group LLC.
1.2	Supplier Agreement dated as of February 2, 2021 by and between Eastside Distilling, Inc. and Redneck Spirits Group LLC.
99.1	Press Release dated February 6, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 8, 2021

EASTSIDE DISTILLING, INC.

By:	/s/ Geoffrey Gwin
Geoffrey Gwin
Chief Financial Officer